(UGI CORPORATION LETTERHEAD)


Contact:  610-337-1000                                    For Immediate Release:
          Robert W. Krick, ext. 3141                      February 1, 2006
          Brenda A. Blake, ext. 3202

UGI REPORTS FIRST QUARTER RESULTS, AFFIRMS GUIDANCE

VALLEY FORGE, Pa., February 1 - UGI Corporation (NYSE: UGI) today reported net income of $57.5 million, or $0.54 per diluted share, for the first quarter of fiscal 2006 ended December 31, 2005, compared to adjusted net income of $63.3 million, or $0.60 per diluted share, for the first quarter of fiscal 2005, excluding $14.9 million, or $0.14 per diluted share, in the prior year's results arising from the reversal by UGI's French subsidiary, Antargaz, of certain non-income tax accruals related to prior periods. Including the gain on the reversal, net income for the prior-year quarter was $78.2 million, or $0.74 per diluted share.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "This quarter again demonstrated the benefits of having a diversified portfolio of energy distribution and marketing businesses. Overall, our results were consistent with our expectations, as the performance of our domestic business units improved over the prior year while the results of our European operations declined. As we had stated previously, the unusually high unit margins, currency translation gains and positive tax accrual adjustments we realized in the prior year's first fiscal quarter at Antargaz would not be repeated."

"Our domestic businesses benefited from both slightly colder weather than last year as well as higher unit margins and limited operating expense growth," noted Greenberg. "We will continue to focus on these items throughout the year in order to mitigate the impact of price-induced customer conservation and warmer than normal weather in January. Assuming normal weather for the remainder of the fiscal year, we continue to expect to earn $1.55 to $1.60 per share, excluding the loss on early extinguishment of debt of approximately $0.04 per share we expect to incur in our second fiscal quarter ending March 31, 2006 related to the previously-announced refinancing of long term debt at AmeriGas."

"We remain committed to the achievement of our strategic and financial goals. Our recent agreement to purchase PG Energy is another step forward in the execution of our strategy to invest wisely in our core and complementary businesses to increase shareholder value," concluded Greenberg.

UGI's domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed $14.9 million to net income for the quarter compared to $10.4 million last year. For the three months ended December 31, 2005, retail volumes sold declined modestly to 291.9 million gallons from 296.8 million gallons sold in the prior-year period. Weather was 4.1% warmer than normal during the recent quarter compared to weather that was 8.0% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Although weather was colder than last year, volumes sold to agricultural customers declined due to a weak grain drying season and customer conservation due to

                                     -MORE-
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UGI REPORTS FIRST QUARTER RESULTS, AFFIRMS GUIDANCE                       PAGE 2


higher propane prices continued. The effects of the lower volumes sold and higher vehicle fuel and bad debt expense were offset by operating expense control, lower long term compensation expense and higher margins.

International Propane's net income decreased to $14.9 million from adjusted net income of $32.3 million in the prior year quarter, excluding the gain on the tax reversal at Antargaz. Prior year results include the previously mentioned benefits of unusually high unit margins and currency translation gains. For the three months ended December 31, 2005, Antargaz sold 92.7 million retail gallons of liquefied petroleum gases (LPG) while experiencing weather that was virtually normal compared to 103.8 million retail gallons and weather that was 3.3% warmer than normal in the same period in 2004. The lower volumes principally reflect the late onset of winter in December, lower agricultural-related sales and customer conservation. Flaga, UGI's Austrian-based LPG distributor, reported lower net income primarily reflecting lower volumes due to significantly warmer weather and customer conservation resulting from significantly higher LPG costs. During the quarter, the monthly average currency exchange rate was $1.19 per euro compared to $1.30 per euro in the prior year quarter.

Net income from the Gas Utility increased to $18.4 million for the quarter ended December 31, 2005 compared to $14.5 million for the 2004 quarter on weather that was 1.3% warmer than normal versus weather that was 4.9% warmer than normal in the prior year quarter. Operating income rose to $35.7 million from $28.1 million principally reflecting increased margin on higher retail core market sales volume, higher margin on volumes transported for interruptible customers and lower operating expenses. Operating expenses decreased primarily due to lower stock-based incentive compensation partially offset by higher bad debt expense.

Net income from Electric Utility increased to $3.5 million in the first fiscal quarter of 2006 from $2.5 million in the prior year quarter primarily due to 3.6% higher kilowatt-hour sales as a result of colder weather, increased generation rates and lower operating expenses.

Energy Services' fiscal first quarter net income was $4.9 million compared with $3.6 million in the same period of fiscal 2004 reflecting higher income from its peaking assets, the full period ownership of its propane import terminal acquired in late 2004, and lower bad debt expense partially offset by lower margin on lower natural gas sales volumes.

Separately, UGI announced that for the three-year period ended December 31, 2005, the compound total return on UGI Common Stock was 22.2%, exceeding a majority of the companies in the S&P Utilities Index. As a result, employees who received performance-contingent stock awards in early 2003 in accordance with UGI's long-term compensation plan will receive a portion of the payout under the plan in UGI Common Stock and will be deemed to have sold a portion of the shares to UGI for cash to pay income taxes. The appropriate disclosure on Form 4 will be filed later today with the Securities and Exchange Commission.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.

                                     -MORE-
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UGI REPORTS FIRST QUARTER RESULTS, AFFIRMS GUIDANCE                       PAGE 3


UGI will host its first quarter FY 2006 earnings conference call on Wednesday, February 1, 2006, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 4192011; (International replay 719-457-0820, passcode
4192011) through midnight, Friday February 3, 2006.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/1Q06FINANCIALTABLE.PDF.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-03                                  ###                                 2/1/06

                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)



                                                              Three Months Ended                 Twelve Months Ended
                                                                  December 31,                        December 31,
                                                          ---------------------------       ------------------------------
                                                             2005             2004             2005               2004(a)
                                                          ----------       ----------       ----------          ----------
Revenues:
      AmeriGas Propane                                    $    630.2       $    556.2       $  2,037.3          $  1,871.9
      International Propane                                    267.6            278.2            933.3               595.8
      Gas Utility                                              219.8            161.2            643.7               572.3
      Electric Utility                                          23.9             22.3             97.7                90.6
      Energy Services                                          451.4            329.0          1,477.4             1,063.3
      Corporate & Other (b)                                    (15.0)            15.5            (85.2)               59.5
                                                          ----------       ----------       ----------          ----------
         Total revenues                                   $  1,577.9       $  1,362.4       $  5,104.2          $  4,253.4
                                                          ==========       ==========       ==========          ==========

Operating income:
      AmeriGas Propane                                    $     74.7       $     58.6       $    184.2          $    169.0
      International Propane (c)                                 33.6             77.4            150.0                96.1
      Gas Utility                                               35.7             28.1             89.2                78.8
      Electric Utility                                           6.5              4.7             23.4                21.1
      Energy Services                                            8.2              6.1             39.6                30.9
      Corporate & Other (b)                                      1.5              0.1              1.9                 2.1
                                                          ----------       ----------       ----------          ----------
         Total operating income                                160.2            175.0            488.3               398.0

Income (loss) from equity investees                             (0.6)            (0.7)            (2.6)                6.4
Loss on extinguishment of debt                                    --               --            (33.6)                 --
Interest expense:
      AmeriGas Propane                                         (18.9)           (20.5)           (78.2)              (82.5)
      International Propane                                     (8.1)            (8.5)           (31.1)              (25.2)
      Gas Utility                                               (5.1)            (4.1)           (17.6)              (15.9)
      Electric Utility                                          (0.5)            (0.5)            (1.7)               (2.0)
      Corporate & Other, net (b)                                  --              0.1             (0.7)               (0.3)
                                                          ----------       ----------       ----------          ----------
         Total interest expense                                (32.6)           (33.5)          (129.3)             (125.9)

Income before income taxes and minority interests              127.0            140.8            322.8               278.5
Income tax expense                                             (38.5)           (42.0)          (115.7)              (82.1)
Minority interests, principally in AmeriGas Partners           (31.0)           (20.6)           (40.3)              (45.4)
                                                          ----------       ----------       ----------          ----------
Net income                                                $     57.5       $     78.2       $    166.8          $    151.0
                                                          ==========       ==========       ==========          ==========

Earnings per share (d):
      Basic                                               $     0.55       $     0.76       $     1.60          $     1.53
                                                          ==========       ==========       ==========          ==========

      Diluted                                             $     0.54       $     0.74       $     1.57          $     1.49
                                                          ==========       ==========       ==========          ==========

Average common shares outstanding (d):
      Basic                                                  105.157          102.747          104.486              98.907
                                                          ==========       ==========       ==========          ==========

      Diluted                                                106.623          105.201          106.083             101.035
                                                          ==========       ==========       ==========          ==========

Supplemental information:
   Net income (loss):
      AmeriGas Propane (e)                                $     14.9       $     10.4       $     22.1          $     26.9
      International Propane (c)                                 14.9             47.2             67.1                55.7
      Gas Utility                                               18.4             14.5             43.2                37.2
      Electric Utility                                           3.5              2.5             12.5                11.1
      Energy Services                                            4.9              3.6             23.0                18.1
      Corporate & Other (b)                                      0.9               --             (1.1)                2.0
                                                          ----------       ----------       ----------          ----------
         Total net income                                 $     57.5       $     78.2       $    166.8          $    151.0
                                                          ==========       ==========       ==========          ==========

(a) Results include Antargaz as an equity investee through March 31, 2004 and include all of the results of Antargaz' operations beginning April 1, 2004. In addition, operating income and net income for the twelve months ended December 31, 2004 include a $9.1 million and $5.9 million, respectively, foreign exchange loss associated with the March 31, 2004 Antargaz Acquisition.

(b) Corporate & Other includes the elimination of certain intercompany transactions.

(c) International Propane's operating income and net income for both the three months and twelve months ended December 31, 2004 include $19.9 million and $14.9 million, respectively, associated with the beneficial effects of the resolution of certain non-income tax contingencies related principally to prior periods.

(d) Earnings per share and average common shares outstanding for all periods reflect the effects of the Company's 2-for-1 common stock split distributed May 24, 2005 to shareholders of record on May 17, 2005.

(e)  Amounts are net of minority interests in AmeriGas Partners, L.P.